QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on May 27, 2004

Registration No. 333-113741

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PRIMEDIA Inc.
(Exact name of Registrant as specified in its charter)

Delaware	2721	13-3647573
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

745 Fifth Avenue
New York, New York 10151
(212) 745-0100

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Beverly C. Chell, Esq.
PRIMEDIA Inc.
745 Fifth Avenue
New York, New York 10151
(212) 745-0100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Gary I. Horowitz, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
(212) 455-2000

        Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /x/

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. / /

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANT GUARANTORS

Exact Name of Registrant Guarantor as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number	Address Including Zip Code and Telephone Number Including Area Code of Registrant Guarantor's Principal Executive Offices
About, Inc.	Delaware	13-4034015	745 Fifth Avenue New York, New York 10151 (212) 745-0100
Canoe & Kayak, Inc.	Delaware	41-1895510	745 Fifth Avenue New York, New York 10151 (212) 745-0100
Channel One Communications Corp.	Delaware	13-3783278	745 Fifth Avenue New York, New York 10151 (212) 745-0100
Cover Concepts Marketing Services, LLC	Delaware	04-3370389	745 Fifth Avenue New York, New York 10151 (212) 745-0100
CSK Publishing Company, Inc.	Delaware	13-3023395	745 Fifth Avenue New York, New York 10151 (212) 745-0100
Films for the Humanities & Sciences, Inc.	Delaware	13-1932571	745 Fifth Avenue New York, New York 10151 (212) 745-0100
Go Lo Entertainment, Inc.	Delaware	95-4307031	745 Fifth Avenue New York, New York 10151 (212) 745-0100
Haas Publishing Companies, Inc.	Delaware	58-1858150	745 Fifth Avenue New York, New York 10151 (212) 745-0100
Hacienda Productions, Inc.	Delaware	13-4167234	745 Fifth Avenue New York, New York 10151 (212) 745-0100
HPC Brazil, Inc.	Delaware	13-4083040	745 Fifth Avenue New York, New York 10151 (212) 745-0100
IntelliChoice, Inc.	California	77-0168905	745 Fifth Avenue New York, New York 10151 (212) 745-0100
Kagan Media Appraisals, Inc.	California	77-0157500	745 Fifth Avenue New York, New York 10151 (212) 745-0100
Kagan Seminars, Inc.	California	94-2515843	745 Fifth Avenue New York, New York 10151 (212) 745-0100
Kagan World Media, Inc.	Delaware	77-0225377	745 Fifth Avenue New York, New York 10151 (212) 745-0100
McMullen Argus Publishing, Inc.	California	95-2663753	745 Fifth Avenue New York, New York 10151 (212) 745-0100
Media Central IP Corp.	Delaware	13-4199107	745 Fifth Avenue New York, New York 10151 (212) 745-0100
Motor Trend Auto Shows Inc.	Delaware	57-1157124	745 Fifth Avenue New York, New York 10151 (212) 745-0100

Paul Kagan Associates, Inc.	Delaware	13-4140957	745 Fifth Avenue New York, New York 10151 (212) 745-0100
PRIMEDIA Business Magazines & Media Inc.	Delaware	48-1071277	745 Fifth Avenue New York, New York 10151 (212) 745-0100
PRIMEDIA Companies Inc.	Delaware	13-4177687	745 Fifth Avenue New York, New York 10151 (212) 745-0100
PRIMEDIA Enthusiast Publications, Inc.	Pennsylvania	23-1577768	745 Fifth Avenue New York, New York 10151 (212) 745-0100
PRIMEDIA Finance Shared Services, Inc.	Delaware	13-4144616	745 Fifth Avenue New York, New York 10151 (212) 745-0100
PRIMEDIA Holdings III Inc.	Delaware	13-3617238	745 Fifth Avenue New York, New York 10151 (212) 745-0100
PRIMEDIA Information Inc.	Delaware	13-3555670	745 Fifth Avenue New York, New York 10151 (212) 745-0100
PRIMEDIA Leisure Group Inc.	Delaware	51-0386031	745 Fifth Avenue New York, New York 10151 (212) 745-0100
PRIMEDIA Magazines Inc.	Delaware	13-3616344	745 Fifth Avenue New York, New York 10151 (212) 745-0100
PRIMEDIA Magazine Finance Inc.	Delaware	13-3616343	745 Fifth Avenue New York, New York 10151 (212) 745-0100
PRIMEDIA Special Interest Publications Inc.	Delaware	52-1654079	745 Fifth Avenue New York, New York 10151 (212) 745-0100
PRIMEDIA Specialty Group Inc.	Delaware	36-4099296	745 Fifth Avenue New York, New York 10151 (212) 745-0100
PRIMEDIA Workplace Learning LLC	Delaware	13-4119787	745 Fifth Avenue New York, New York 10151 (212) 745-0100
PRIMEDIA Workplace Learning LP	Delaware	13-4119784	745 Fifth Avenue New York, New York 10151 (212) 745-0100
Simba Information, Inc.	Connecticut	06-1281600	745 Fifth Avenue New York, New York 10151 (212) 745-0100
The Virtual Flyshop, Inc.	Delaware	01-0775104	745 Fifth Avenue New York, New York 10151 (212) 745-0100

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated May 27, 2004

PROSPECTUS

$1,000,000,000

Debt Securities
Preferred Stock
Common Stock
Warrants
Warrant Units
Stock Purchase Contracts
Stock Purchase Units
Prepaid Stock Purchase Contracts

        We may offer and sell debt securities, shares of preferred stock, shares of common stock, warrants, warrant units, stock purchase contracts, stock purchase units and prepaid stock purchase contracts. These securities may be offered and sold from time to time for an aggregate offering price of $1,000,000,000.

        We will provide the specific terms and offering price of these securities in supplements to this prospectus. The prospectus supplements may also add to, update or change information contained in this prospectus. You should read this prospectus and the supplements carefully before you invest. This prospectus may not be used to sell any of the securities unless accompanied by a prospectus supplement.

        We may offer these securities directly to investors, through agents, underwriters or dealers. See "Plan of Distribution." Each prospectus supplement will provide the terms of the plan of distribution relating to each series of securities.

        Our common stock is listed on the New York Stock Exchange under the symbol "PRM."

You should consider carefully the risk factors beginning on page 3 of this prospectus before you invest in any of our securities.

                 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 27, 2004.

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

i

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and file reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Those reports, proxy and information statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. You may obtain information on the operation of the Commission's Public Reference Room by calling the Commission at 1-800-SEC-0330. Copies of those materials also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. The Commission also maintains a web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. In addition, reports, proxy statements and other information concerning us may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The Commission allows us to "incorporate by reference" into this prospectus, which means that we can disclose important business and financial information about us that is not included in or delivered with the document. We incorporate by reference into this prospectus the following document filed with the Commission:

  •
  our annual report on Form 10-K for the fiscal year ended December 31, 2003;

  •
  our quarterly report on Form 10-Q for the quarter ended March 31, 2004; and

  •
  our current reports on Form 8-K dated May 5, 2004, May 10, 2004 and May 14, 2004.

        All documents that we file with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus will be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of the filing of those documents.

        Information that we file later with the Commission and that is incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus. You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information was included in this prospectus.

        You may obtain copies of those documents from us, free of cost, by contacting us at the following address or telephone number:

      Corporate Secretary
      PRIMEDIA Inc.
      745 Fifth Avenue
      New York, New York 10151
      (212) 745-0100

        In order to obtain timely delivery of these documents, you should make any request no later than five business days before you must make your business decision.

ii

SUMMARY

        This summary highlights selected information from this prospectus and does not contain all of the information that may be important to you. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. To understand the terms of our securities, you should carefully read this document with the applicable prospectus supplement. Together, these documents will give the specific terms of the securities we are offering. You should also read the documents we have incorporated by reference in this prospectus described above under "Incorporation of Certain Documents by Reference".

The Securities We May Offer

        This prospectus is part of a registration statement that we filed with the Commission utilizing a "shelf" registration process. Under the shelf registration process we may offer from time to time up to $1,000,000,000 of any of the following securities, either separately or in units with other securities:

  •
  debt securities;

  •
  preferred stock;

  •
  common stock;

  •
  warrants and warrant units; and

  •
  stock purchase contracts, stock purchase units and prepaid stock purchase contracts.

        Any debt securities we issue may be fully and unconditionally guaranteed by one or more of our present and future domestic wholly owned subsidiaries, other than subsidiaries that engage only in the business of financing accounts receivable or that may be designated as unrestricted under the indenture governing such debt securities subject to the terms of our previously existing indebtedness.

        This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and other terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus.

Debt Securities

        We may offer unsecured or secured general obligations, which may be either senior, senior subordinated or subordinated, and may be convertible into shares of our common or preferred stock. In this prospectus, we refer to the senior debt securities, the senior subordinated debt securities and the subordinated debt securities as the "debt securities". The senior debt securities, if unsecured, will have the same rank as all of our other unsecured and unsubordinated debt and, if secured, will have the same rank as all our other secured and unsubordinated debt. The subordinated debt securities and the senior subordinated debt securities will be entitled to payment only after payment of our senior debt.

        The debt securities will be issued under one of three form indentures between our company and The Bank of New York, as trustee. We have summarized general features of the debt securities from the indentures. We encourage you to read the indentures, the form of each of which is an exhibit to the registration statement of which this prospectus is a part.

Preferred Stock

        We may issue shares of our preferred stock, par value $0.01 per share, in one or more series. Our board of directors will determine the dividend, voting, conversion and other rights of the series of preferred stock being offered.

Common Stock

        We may issue common stock, par value $0.01 per share. Holders of common stock are entitled to receive dividends when declared by the board of directors, subject to the rights of holders of preferred stock; however, we have no present intention of declaring and paying cash dividends on our common stock at any time in the foreseeable future. Each holder of our common stock is entitled to one vote per share. At the present time, the holders of our common stock have no preemptive rights or cumulative voting rights. Our common stock is listed on the New York Stock Exchange under the symbol "PRM".

Warrants and Warrant Units

        We may issue warrants for the purchase of our preferred stock or common stock or debt securities. We may also issue warrant units. Each warrant unit will consist of a warrant under which the holder, upon exercise, will purchase a specified number of shares of our common or preferred stock and another security described in this prospectus. We may issue warrants and warrant units independently or together with other securities.

Stock Purchase Contracts, Stock Purchase Units
and Prepaid Stock Purchase Contracts

        We may issue stock purchase contracts obligating holders to purchase shares of our common stock from us. We may issue stock purchase contracts independently or together as part of stock purchase units consisting of a stock purchase contract and our debt securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase the common stock under the stock purchase contracts. Under certain circumstances we may issue prepaid stock purchase contracts to the holder of stock purchase contracts.

Recent Developments

        On May 14, 2004 the Company issued $175.0 million in Senior Floating Rate Notes due 2010 and entered into a $100.0 million secured Term Loan C Facility, which matures on December 31, 2009. We used a portion of the net proceeds of the Senior Floating Rate Notes issuance and the Term Loan C Facility to repay outstanding indebtedness under our existing bank credit facilities and intend to use the remainder, plus additional borrowings under our revolving loan facility, to reduce other outstanding indebtedness or to redeem preferred stock, including, subject to approval of our independent directors as required by our charter, toward the redemption, in whole or in part, of our series J convertible preferred stock. Interest on the Senior Floating Rate Notes due 2010 is payable quarterly commencing on August 15, 2004 at the annual rate of three month LIBOR plus 5.375%. The Term Loan C Facility bears interest at an annual rate of LIBOR plus 4.375%. In addition, we have amended our existing bank credit facilities to change the terms of certain of our financial covenants and repayment obligations.

        Our principal executive offices are located at 745 Fifth Avenue, New York, New York 10151. Our telephone number is (212) 745-0100. Our website is www.primedia.com. The information provided in our website is not incorporated into this prospectus.

RISK FACTORS

        You should carefully consider the following risks and uncertainties and all other information contained in this prospectus, including the documents incorporated by reference, before you decide whether to purchase our securities. Any of the following risks, if they materialize, could adversely affect our business, financial condition and operating results. As a result, the trading price of our securities could decline, and you could lose all or part of your investment.

Risk Factors Relating to Our Business

General economic trends may reduce our advertising revenues.

        Our advertising revenues are subject to the risks arising from adverse changes in domestic and global economic conditions. A decline in the level of business activity of our advertisers has had an adverse effect on our revenues and profit margins. Additionally, high apartment vacancy rates have pressured the advertising budgets of property managers, constraining growth in one of our subsidiaries. Because of the recent economic slowdown in the United States, many advertisers, particularly business-to-business advertisers, have reduced advertising expenditures. Any further impact of this slowdown and high vacancy rates on us is difficult to predict, but it may result in further reductions in advertising revenue. Additionally, if geopolitical events negatively impact the economy, our results of operations may be adversely affected. The Company believes that the targeted nature of its products, together with its diversification of advertising vehicles, including print, on-line, events and television, would minimize the effects of shifting advertising spending.

We have substantial indebtedness and other monetary obligations, which consume a substantial portion of the cash flow that we generate.

        We have substantial indebtedness and expect to incur additional indebtedness under our bank credit facilities or otherwise. As of March 31, 2004, we had approximately $1,594.5 million of senior indebtedness (including approximately $572.3 million of borrowings, of which $19.4 million were outstanding letters of credit, under our bank credit facilities) and $644.3 million of preferred stock ($474.6 million of which is referred to as shares subject to mandatory redemption on our financial statements filed with our Form 10-Q for the quarter ended March 31, 2004), all of which is redeemable for cash or, under certain conditions, debt securities of the Company before the maturity of the notes.

        After giving effect to the issuance of our Senior Floating Rate Notes due 2010 and the Term Loan C Facility and the use of proceeds as described herein under "Recent Developments" (assuming the redemption of all of the series J convertible preferred stock), as of March 31, 2004, we would have had on a pro forma basis $1,775.5 million of senior indebtedness consisting of $26.7 million of capital leases, $578.3 million of borrowings under our bank credit facilities and Term Loan C Facility (including outstanding letters of credit of $19.4 million) and $1,170.5 million of indebtedness under our senior notes.

        The borrowings under our bank credit facilities (excluding the Term Loan C Facility) bear interest at floating rates based on the federal funds rate, the prime lending rate or LIBOR. Borrowings under the Term Loan C Facility bear interest at LIBOR plus 4.375% per year. Increases in interest rates on indebtedness under our bank credit facilities would increase our interest payment obligations and could have an adverse effect on us. The weighted average interest rate on our bank credit facilities was 3.6% at March 31, 2004. In addition, we had fixed rate, long-term indebtedness of approximately $1,470.1 million (net of approximately $6.1 million of unamortized discount) comprised of approximately $225.5 million 7 5/8% senior notes due 2008, $470.0 million 8 7/8% senior notes due 2011, $300.0 million 8% senior notes due 2013 and $474.6 million of exchangeable preferred stock (which is classified as shares subject to mandatory redemption on our financial statements filed with our Form 10-Q for the quarter ended March 31, 2004). The weighted average interest rate on our long-term fixed rate indebtedness as of March 31, 2004 was 8.6%. The Senior Floating Rate Notes bear interest at floating rates based on three-month LIBOR plus 5.375%.

        A substantial portion of our cash flow is dedicated to the payment of principal and interest on indebtedness and to the payment of dividends on our preferred stock, which reduces funds available for capital expenditures and business opportunities and may limit our ability to respond to adverse developments in our business or in the economy. For the quarter ended March 31, 2004 and for the year ended December 31, 2003, we made $0 and $29.8 million, respectively, of principal repayments (excluding the voluntary redemption of our 8 1/2% senior notes due 2006 and our 10 1/4% senior notes due 2004 and repayments of revolving loans under our bank credit facilities), and $16.4 million and $135.1 million, respectively, of interest payments related to our indebtedness ($10.9 million of which is presented as cash interest paid on shares subject to mandatory redemption for each period on our financial statements filed with our Form 10-Q for the quarter ended March 31, 2004 and on our financial statements filed with our Form 10-K for the year ended December 31, 2003). In addition, for the quarter ended March 31, 2004 and for the year ended December 31, 2003, we made cash dividend payments of $0 and $33.9 million, respectively, on our outstanding exchangeable preferred stock (now classified as shares subject to mandatory redemption on our financial statements filed with our Form 10-Q for the quarter ended March 31, 2004).

        Our ability to make payments with respect to our other obligations, including those in connection with the securities offered hereby, will depend on our future operating performance, which will be affected by prevailing economic conditions and financial, business, competitive and other factors. We will not be able to control many of these factors, such as the economic conditions in the markets in which we operate and initiatives taken by our competitors.

        Based on the outstanding principal amount of our debt as of March 31, 2004, and after giving effect to the Senior Floating Rate Notes issuance and the Term Loan C Facility, the use of proceeds (assuming the redemption of all of the series J convertible preferred stock) and the amendment to the existing bank credit facilities described herein under "Recent Developments," we would be required to repay $54.4 million of indebtedness (including capital leases) on or prior to March 31, 2007, and we would have to repay substantial additional indebtedness and redeem a significant amount of preferred stock thereafter. We may not be able to repay that debt or redeem the preferred stock from available cash sources and may not be able to refinance that debt or preferred stock on commercially reasonable terms, if at all. If we are unable to repay, redeem or refinance these amounts on or prior to their due dates, we may need to sell assets or take other actions that could be detrimental to the holders of our securities. In that event, we may not be able to generate sufficient cash from asset sales to satisfy our cash needs. If we are unable to repay, redeem or refinance our indebtedness and preferred stock on or prior to their due dates, we will be in default and all of our indebtedness could be accelerated.

        The scheduled repayments (in thousands) of all debt outstanding as of March 31, 2004 after giving effect to the Senior Floating Rate Notes issuance and the Term Loan C Facility, the use of proceeds (assuming the redemption of all of the series J convertible preferred stock) and the amendment to the existing bank credit facilities described herein under "Recent Developments," net of unamortized discount, including capital leases, are as follows:

Twelve Months Ending March 31,	Debt	Capital Lease Obligations	Total
2005	$500	$6,295	$6,795
2006	20,764	3,860	24,624
2007	20,764	2,241	23,005
2008	20,764	1,757	22,521
2009	383,667	2,018	385,685
Thereafter	1,282,880	10,579	1,293,459

	$1,729,339	$26,750	$1,756,089

Our debt instruments limit our business flexibility by imposing operating and financial restrictions on our operations.

        The agreements and indentures governing our indebtedness impose, and the indentures governing the debt securities to be offered hereby will impose, specific operating and financial restrictions on us. These restrictions impose limitations on our ability to, among other things:

  •
  change the nature of our business;

  •
  incur additional indebtedness;

  •
  create liens on our assets;

  •
  issue stock;

  •
  sell assets;

  •
  engage in mergers, consolidations or transactions with our affiliates;

  •
  make investments in or loans to specific subsidiaries;

  •
  make guarantees or specific restricted payments; and

  •
  declare or make dividend payments on our common or preferred stock.

        Our maximum allowable leverage ratio, as defined in the bank credit facilities, is 6.25 to 1 and decreases to 6.00 to 1, 5.75 to 1, 5.50 to 1, 5.25 to 1, 5.00 to 1, 4.75 to 1, and 4.50 to 1 on October 1, 2005, July 1, 2006, October 1, 2006, April 1, 2007, October 1, 2007, April 1, 2008 and July 1, 2008, respectively. As of March 31, 2004, after giving effect to the Senior Floating Rate Notes issuance, the Term Loan C Facility and the use of proceeds as described herein under "Recent Developments" (assuming the redemption of all of the series J convertible preferred stock), our leverage ratio would have been 5.7 to 1. Our minimum interest coverage ratio, as defined in the bank credit facilities, remains at 2.25 to 1 through maturity and our minimum fixed charge coverage ratio, as defined in the bank credit facilities, remains at 1.05 to 1 through maturity. As of March 31, 2004, after giving effect to the Senior Floating Rate Notes issuance, the Term Loan C Facility and the use of proceeds as described herein under "Recent Developments" (assuming the redemption of all of the series J convertible preferred stock), our interest coverage ratio would have been 2.50 to 1 and our fixed charge coverage ratio would have been 1.54 to 1. These restrictions in our bank credit facilities, in combination with our leveraged nature, could limit our ability to effect future acquisitions or financings or otherwise restrict corporate activities.

        Our failure to comply with the terms and covenants in our indebtedness could lead to a default under the terms of those documents, which would entitle the lenders to accelerate the indebtedness and declare all amounts owed due and payable. Moreover, the instruments governing almost all of our indebtedness contain cross-default provisions so that a default under any of our indebtedness may result in a default under our other indebtedness. If a cross-default occurs, the maturity of almost all of our indebtedness could be accelerated and become immediately due and payable. If that happens, we would not be able to satisfy our debt obligations, which would have a substantial material adverse effect on the value of our securities, including those to be offered hereby and our ability to continue as a going concern. We may not be able to comply with these restrictions in the future, or in order to comply with these restrictions we may have to forgo opportunities that might otherwise be beneficial to us.

        Under the terms of our debt instruments, we have the ability to make significant additional investments in our unrestricted subsidiaries.

Our earnings have been insufficient to pay our fixed charges.

        Our earnings were inadequate to cover fixed charges and fixed charges excluding preferred stock dividends by $26.9 million and $21.7 million, respectively, for the quarter ended March 31, 2004 and $117.2 million and $75.3 million, respectively, for the year ended December 31, 2003. Earnings consist of loss from continuing operations before income taxes, fixed charges and equity in losses of investees, and fixed charges consist of interest on all indebtedness (of which $10.9 million and $21.9 million is classified as interest on shares subject to mandatory redemption on our financial statements filed with our Form 10-Q for the quarter ended March 31, 2004 and on our financial statements filed with our Form 10-K for the year ended December 31, 2003, respectively), amortization of deferred financing costs, preferred stock dividends and that portion of rental expenses that management believes to be representative of interest. Our earnings for the three months ended March 31, 2004 were reduced by approximately $27.6 million due to severance related to separated senior executives, a provision for unclaimed property and substantial non-cash charges including depreciation and amortization of property and equipment, intangible assets and other, non-cash compensation and accretion of discount on acquisition obligation and other. Our earnings for the year ended December 31, 2003 were also reduced by approximately $168.7 million due to severance related to separated senior executives and substantial non-cash charges including depreciation and amortization (including provisions for impairment) of property and equipment, intangible assets, goodwill and other, non-cash compensation, certain provisions for severance, closures and restructuring related costs, provision for impairment of investments and accretion of discount on acquisition obligation and other. Although our earnings were reduced by these charges, we cannot assure you that our cash flow will be sufficient in future periods to permit us to make our required payments on the notes and our other indebtedness and preferred stock.

Kohlberg Kravis Roberts & Co. L.P., or KKR, has control of our common stock and has the power to elect all the members of our board of directors and to approve any action requiring stockholder approval.

        As of March 31, 2004, approximately 60% of the shares of our common stock were held by investment partnerships, of which KKR Associates, L.P., a New York limited partnership ("KKR Associates"), and KKR GP 1996 LLC, a Delaware limited liability company ("KKR GP 1996"), each an affiliate of KKR, are the general partners. KKR Associates and KKR GP 1996 have sole voting and investment power with respect to these shares. Consequently, KKR Associates and KKR GP 1996 and their respective general partners and members, three of whom are also our directors, control us and have the power to elect all of our directors and approve any action requiring stockholder approval, including adopting amendments to our certificate of incorporation and approving mergers or sales of all or substantially all of our assets. KKR Associates and KKR GP 1996 will also be able to prevent or cause a change of control at any time.

Increases in paper and postage costs may have an adverse impact on our future financial results.

        The price of paper is a significant expense relating to our print products and direct mail solicitations. Postage for product distribution and direct mail solicitations is also a significant expense. We use the U.S. Postal Service for distribution of many of our products and marketing materials. In April 2003, President Bush signed legislation that will hold postal rates stable until at least 2006. Paper and postage cost increases may have an adverse impact on our future results. We may not be able to pass these cost increases through to our customers.

Incompatible financial systems limit our ability to operate efficiently.

        PRIMEDIA is the result of numerous acquisitions since its inception in 1989. Many of the companies acquired had financial systems which are incompatible. Incompatible financial systems across PRIMEDIA have negatively impacted our ability to efficiently analyze data and respond to business opportunities on a timely basis. Significant capital expenditures are necessary to upgrade and standardize financial systems across PRIMEDIA. Despite the economic slowdown, we have been engaged in upgrading our key financial systems, which are designed to make the financial reporting and analysis functions more efficient. To address management's concerns regarding the current lack of compatible financial systems across PRIMEDIA and the demands surrounding increased financial disclosure, we have installed an integrated enterprise-wide general ledger system across all companies. Despite the difficult economic environment, we spent approximately $15 million on the systems upgrade, of which approximately $10 million and $5 million was spent during 2003 and 2002, respectively. However, it will take approximately 12 months to fully realize the planned benefits of this integrated enterprise-wide system. We are also implementing a new integrated billing/accounts receivable system across our consumer magazine units which is scheduled for completion in the latter part of 2004 at a cost of approximately $5 million. PRIMEDIA recognizes that there are inherent risks in a system implementation and has taken reasonable steps to mitigate these risks.

We depend on some important employees, and the loss of any of those employees may harm our business.

        Our performance is substantially dependent on the performance of our executive officers and other key employees. In addition, our success is dependent on our ability to attract, train, retain and motivate high quality personnel, especially for our management team. The loss of the services of any of our executive officers or key employees may harm our business.

        The decline in revenues in a difficult economy has necessitated cost cuts including the reduction of certain personnel at the Company. Such workforce reductions may impact the ability of remaining personnel to perform their assigned responsibilities in an efficient manner, due to the increased volume of work being generated in the financial area and to the continuing process of converting certain of our financial systems. The Company believes that it has in place the necessary financial workforce to analyze data and has put in place additional financial personnel during the period prior to the completion of the financial systems upgrade in order to improve the efficiency of financial analysis and mitigate the risk of employee turnover.

        The Company's management is concerned about the intense competition in this economy for the hiring and retention of qualified financial personnel, the inherent risk in certain system implementations across the Company and the demands surrounding increased financial disclosure. To mitigate management's concerns regarding the hiring and retention of qualified financial personnel and to ensure future stability in the financial workforce, the Company continues to upgrade the skill level of its back office personnel, consolidate certain back office functions and cross train individuals in the performance of multiple job functions. Additionally, the Company continues to aggressively recruit qualified professionals to strengthen and increase its financial personnel. The Company believes that it is currently close to being fully staffed in the finance area.

Risk Factors Relating to the Securities

We are a holding company and our ability to meet interest and principal payments depends upon distributions from our subsidiaries.

        We are a holding company and conduct all of our operations through our subsidiaries and currently have no significant operating assets other than our investments in our operating subsidiaries. As a result, we must rely on dividends and other advances and transfers of funds from our subsidiaries to meet our debt service and other obligations including any dividends on our common and preferred stock. The ability of our subsidiaries to pay dividends or make other advances and transfers of funds will depend on their respective operating results and may be restricted by, among other things, the laws of their jurisdiction of organization which limit the amount of funds available for the payment of dividends and agreements of those subsidiaries. Although the indentures and agreements governing our indebtedness limit the ability of most of those subsidiaries to enter into consensual restrictions on their ability to pay dividends or make other advances and transfers of funds to us, those limitations are subject to a number of significant qualifications and exceptions.

In the event that certain of our subsidiaries guarantee our obligations under the debt securities, the assets of our non-guarantor subsidiaries may not be available to make payments on the debt securities.

        In the event that we elect to have certain of our subsidiaries guarantee the debt securities, our present and future foreign subsidiaries and our partially owned domestic subsidiaries will not be guarantors of the debt securities. Our present and future wholly owned domestic subsidiaries may guarantee the debt securities, except domestic subsidiaries that engage only in the business of financing accounts receivable or that may be designated as unrestricted with respect to the indenture governing such debt securities. Payments on the debt securities are only required to be made by us and any subsidiary guarantors. As a result, no payments would be required to be made from assets of subsidiaries that do not guarantee the debt securities (the "non-guarantor subsidiaries") unless those assets are transferred by dividend or otherwise to us or a subsidiary guarantor.

        In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their indebtedness, including their trade creditors, would generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. As a result, the debt securities are effectively subordinated to the indebtedness of the non-guarantor subsidiaries.

        For the year ended December 31, 2003, our non-guarantor subsidiaries had net sales of $204.1 million, including intercompany sales. The non-guarantor subsidiaries historically have had negative EBITDA (as defined under our bank credit facilities and Senior Notes) but could turn profitable in the future.

We do not plan on paying dividends in the foreseeable future and, as a result, you will need to sell shares to realize a return on your investment.

        We do not anticipate paying cash dividends on our common stock in the foreseeable future. Our ability to pay dividends is limited by some of our debt instruments. Please see "Risk Factors—Our debt instruments limit our business flexibility by imposing operating and financial restrictions on our operations." Consequently, you will need to sell shares of our common stock to realize a return, if any, on your investment in our common stock.

The price of our common stock has fluctuated.

        The market price of our common stock has been, and is likely to continue to be, variable and experience fluctuations. As of December 31, 2003, approximately 40% of our market capitalization was traded publicly, which may result in a high degree of volatility in our stock price. In recent years, the stock market has experienced significant price and volume fluctuations. Future market movements may adversely affect the market price of our common stock. The market price of our common stock may continue to fluctuate significantly in response to various factors, including:

  •
  actual and anticipated operating results;

  •
  the introduction of new products;

  •
  changes in estimates by securities analysts;

  •
  market conditions in the industry;

  •
  announcements of mergers, acquisitions, alliances and joint ventures by us;

  •
  announcements of mergers and acquisitions and other actions by competitors;

  •
  regulatory and judicial actions; and

  •
  general economic conditions.

Future sales of our common stock may negatively affect our stock price.

        Future sales of our common stock in the public market could cause our stock price to decline and could impair our ability to raise funds in new stock offerings. As of December 31, 2003, we had approximately 286,509,803 shares of common stock outstanding (assuming the conversion of 1,319,093 shares of our Series J convertible preferred stock into 23,555,245 shares of common stock and including 3,232,000 shares of restricted stock granted but not yet issued) and 30,085,642 shares of common stock are issuable upon exercise of outstanding options and warrants. Of the 286,509,803 shares of common stock outstanding, approximately 186,045,986 shares are subject to restrictions on resale under Rule 144. Of these 186,045,986 Rule 144 shares, as of December 31, 2003:

  •
  approximately 179,631,549 shares were held by affiliates of KKR, which have demand and incidental registration rights with respect to those shares; and

  •
  approximately 6,414,437 shares were held by our executive officers (including certain employees whose employment with the Company terminated on or after December 31, 2003) and directors who also have vested options exercisable within 60 days for 12,851,209 shares.

        Of the 30,085,642 shares of common stock issuable upon exercise of outstanding options and warrants, 7,870,000 shares are issuable upon the exercise of warrants held by affiliates of KKR, who have demand and incidental registration rights with respect to such shares, and 2,000,000 shares are issuable upon exercise of warrants held by another entity, which has demand and incidental registration rights with respect to such warrants and the underlying shares. Upon exercise of such registration rights with respect to any of those shares, those shares will become freely transferable. Sales of these shares in the public market, or the availability of these shares for sale, could adversely affect the market price of our common stock.

FORWARD-LOOKING STATEMENTS

        This prospectus contains or incorporates by reference forward-looking statements under the captions "Risk Factors" and elsewhere. In some cases these statements are identified by our use of forward-looking words or phrases such as "believe," "expect," "anticipate," "intend," "estimate," "continue," "may increase," "may fluctuate" and similar expressions or by our use of future or conditional verbs such as "will," "should," "would" and "could." Forward-looking statements may also use different words and phrases. We have based the forward-looking statements on our current assumptions, expectations and projections about future events. Although the expectations reflected in these forward-looking statements represent management's best judgment at the time they were made, we can give no assurance that these expectations will prove to be correct.

        These forward-looking statements involve risks and uncertainties, including:

  •
  risks relating to our ability to implement successfully our strategy of focusing on our core enthusiast media businesses and organically growing revenues through maximizing and expanding our market leading brands;

  •
  the U.S. economy and its impact on advertising revenues; and

  •
  other risks and uncertainties, including those listed under the caption "Risk Factors."

        For more information see "Risk Factors." We caution prospective purchasers not to place undue reliance on these forward-looking statements.

USE OF PROCEEDS

        We will use the net proceeds that we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement for general corporate purposes. General corporate purposes may include repayment of debt, capital expenditures, possible acquisitions and any other purposes that may be stated in any prospectus supplement. The net proceeds may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose.

DEFICIENCY OF EARNINGS TO FIXED CHARGES

(in thousands)

	Three Months Ended March 31		Years Ended December 31
	2004	2003	2003	2002	2001	2000	1999
Deficiency of earnings to fixed charges	$26,853	$32,929	$117,169	$299,206	$972,740	$385,699	$203,732
Deficiency of earnings to fixed charges excluding preferred stock dividends and related accretion	$21,700	$16,496	$75,316	$251,550	$910,504	$332,636	$150,670

        For purposes of determining the deficiency of earnings to fixed charges, earnings consist of loss from continuing operations before income taxes, fixed charges and equity in losses of investees, and fixed charges consist of interest on all indebtedness (including dividends classified as interest on shares subject to mandatory redemption on our financial statements filed with our Form 10-Q for the quarter ended March 31, 2004), amortization of deferred financing costs, preferred stock dividends and that portion of rental expenses that management believes to be representative of interest.

        Loss from continuing operations before income taxes includes severance related to separated senior executives as well as substantial non-cash charges including depreciation and amortization (including provisions for impairment) of property and equipment, intangible assets, goodwill and other; non-cash compensation and non-recurring charges; certain provisions for severance, closures and restructuring related costs; provision for impairment of investments; and accretion of discount on acquisition obligation and other. These charges totaled $168,672, $315,644, $933,837, $389,949 and $492,918 for the years ended December 31, 2003, 2002, 2001, 2000 and 1999, respectively, and $27,576 and $27,443 for the three months ended March 31, 2004 and 2003, respectively.

DESCRIPTION OF DEBT SECURITIES

        This section explains the provisions of the debt securities that we may offer and sell by this prospectus. The particular terms of the debt securities offered, including any changes from these terms, will be described in a prospectus supplement relating to those debt securities.

        The debt securities will be governed by the applicable indentures. The indentures give us broad authority to set the particular terms of each series of debt securities, including the right to modify certain of the terms contained in the indentures. The applicable indentures contain the full legal text of the matters described in this section. Because this section is a summary, it does not describe every provision of the debt securities or the indentures. This summary is subject to and qualified in its entirety by reference to all the provisions of the applicable indenture, including definitions of terms used in such indenture. You should read the applicable indenture, including the defined terms, and the particular terms of the debt securities for provisions that may be important to you. You should read the prospectus supplement relating to a series of debt securities for more information about the terms of a particular series of debt securities, including variations from the terms described in this prospectus. This summary is subject to and qualified by reference to the description of the particular terms of the debt securities in the applicable prospectus supplement.

        The debt securities will be general unsecured or secured obligations of PRIMEDIA. The senior debt securities will be senior to all of our subordinated debt. The senior debt securities, if unsecured, will rank equally with our other unsecured, unsubordinated debt and, if secured, will rank equally with our other secured, unsubordinated debt.

        The senior subordinated debt securities will be subordinate to any of our senior debt and to certain other of our debt obligations that may be outstanding. The senior subordinated debt securities will rank equally with certain other items of our senior subordinated debt that may be outstanding and senior to certain of our subordinated debt that may be outstanding, including any subordinated debt securities.

        The subordinated debt securities will be subordinate in right of payment to any of our senior debt, to our senior subordinated debt securities and to certain of our other obligations and will rank equally with certain other items of our subordinated debt. Any debt securities we issue may be fully and unconditionally guaranteed by one or more of our domestic wholly owned subsidiaries except subsidiaries that engage only in the business of financing accounts receivable or that may be designated as unrestricted under the applicable indenture, subject to the terms of our previously existing indebtedness. None of the debt securities will be guaranteed unless otherwise described in the applicable prospectus supplement.

        The senior debt securities are to be issued under a form of senior indenture to be executed by PRIMEDIA and The Bank of New York, as trustee. We refer to this indenture as the "senior indenture". Senior subordinated debt securities are to be issued under a form of senior subordinated indenture to be executed by PRIMEDIA and The Bank of New York, as a trustee. We refer to this indenture as the "senior subordinated indenture". Subordinated debt securities are to be issued under a subordinated indenture to be executed by PRIMEDIA and The Bank of New York, as trustee. We refer to this indenture as the "subordinated indenture". In this prospectus, the senior indenture, the senior subordinated indenture and the subordinated indenture are sometimes collectively referred to as the "indentures."

        The indentures are substantially identical, except for provisions relating to guarantees, conversion and subordination. For purposes of the summaries below, the term "guarantor" shall refer to each guarantor, if any, under the applicable indenture.

General

        The indentures do not limit the aggregate principal amount of debt securities which may be issued. The indentures also provide that debt securities may be issued in one or more series, in such form or forms, with such terms and up to the amount we authorize, in each case as established from time to time in or pursuant to a resolution of our board of directors and set forth in an officers' certificate or established in one or more supplemental indentures. All debt securities of one series need not be issued at the same time, and, unless otherwise provided, any series may be reopened, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series.

        Reference is made to the prospectus supplement for the following terms of any offered debt securities:

  •
  the identity of the guarantors, if applicable;

  •
  the designation (including whether they are senior debt securities, senior subordinated debt securities or subordinated debt securities and whether such debt securities are convertible), aggregate principal amount and authorized denominations of the offered debt securities;

  •
  the percentage of their principal amount at which such offered debt securities will be issued;

  •
  any limit on the aggregate principal amount of the debt securities;

  •
  the date or dates on which the offered debt securities will mature or the method of determination thereof;

  •
  the rate or rates (which may be fixed or variable) at which the offered debt securities will bear interest, if any, or the method by which such rate or rates shall be determined, any reset features of the rates and the date or dates from which such interest will accrue or the method by which such date or dates shall be determined;

  •
  the dates on which any such interest will be payable and the regular record dates for such interest payment dates;

  •
  any mandatory or optional sinking fund or purchase fund or similar provisions;

  •
  if applicable, the period or periods within which and the price or prices at which the offered debt securities may be redeemed at our option pursuant to any optional or mandatory redemption provisions or may be repurchased at the option of the holder of the offered debt securities, and the other redemption or repurchase terms;

  •
  if applicable, the terms and conditions upon which the offered debt securities may be convertible into common or preferred stock, including the initial conversion rate, the conversion period and any other provision;

  •
  if other than denominations of $1,000 and integral multiples thereof, the denominations in which debt securities of the series shall be issuable;

  •
  if other than the principal amount of the offered debt securities, the portion of the principal amount which shall be payable upon declaration of acceleration of maturity of the offered securities;

  •
  whether such offered debt securities shall be subject to defeasance and under what terms;

  •
  any events of default provided with respect to the offered debt securities that are in addition to or different from those explained here;

  •
  any subordination terms that are in addition to or different from those explained here;

  •
  any guarantee terms that are in addition to or different from those explained here; and

  •
  whether the debt securities will be secured or unsecured, and the terms and collateral of any secured debt securities;

  •
  any other terms of the offered debt securities.

        Unless otherwise indicated in the prospectus supplement, the principal of, premium and interest on the offered debt securities will be payable, and exchanges and transfers of the debt securities will be handled, at the applicable trustee's corporate trust office. We will have the option to pay interest by check mailed to the holder's address as it appears in the security register.

        No service charge will be made for any registration of transfer or exchange of the offered debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with an exchange or transfer.

        Debt securities may be issued under an indenture as original issue discount securities to be offered and sold at a substantial discount from the principal amount thereof. Special federal income tax, accounting and other considerations applicable to any such original issue discount securities will be described in the prospectus supplement.

Ranking

        The payment of the principal of, premium, if any, and interest on, the senior subordinated debt securities and the subordinated debt securities will be subordinated, as set forth in the senior subordinated or subordinated indentures, in right of payment, to the prior payment in full of all senior indebtedness, whether outstanding on the date of the applicable indenture or thereafter incurred.

        Except as set forth in the applicable prospectus supplement, upon any distribution to creditors of PRIMEDIA or a guarantor in a liquidation or dissolution of PRIMEDIA or such guarantor or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to it or its property, an assignment for the benefit of creditors or any marshalling of its assets and liabilities, the holders of senior indebtedness will be entitled to receive payment in full in cash or cash equivalents of such senior indebtedness and all outstanding letter of credit obligations will be fully cash collateralized before the holders of the debt securities will be entitled to receive any payment with respect to the senior subordinated debt securities or the subordinated debt securities, and until all senior indebtedness is paid in full in cash or cash equivalents, any distribution to which the holders of the debt securities would be entitled shall be made to the holders of senior indebtedness, except that holders of the senior subordinated debt securities or the subordinated debt securities may receive

  (1)
  shares of capital stock and any securities representing indebtedness that are subordinated at least to the same extent as the senior subordinated debt securities or the subordinated debt securities to

  •
  senior indebtedness and

  •
  any securities issued in exchange for senior indebtedness and

  (2)
  payments made from the trust referred to under "Satisfaction and Discharge of Indenture; Defeasance".

        PRIMEDIA or a guarantor also may not make any payment upon or in respect of the senior subordinated debt securities or the subordinated debt securities, except that holders may receive additional subordinated securities or payments and other distributions from the trust referred to under "Satisfaction and Discharge of Indenture; Defeasance", if

  (1)
  a default in the payment of the principal of, premium, if any, or interest on, or of unreimbursed amounts under drawn letters of credit or in respect of bankers' acceptances or fees relating to letters of credit or bankers' acceptances constituting, designated senior indebtedness occurs and is continuing beyond any applicable period of grace (a "payment default") or

  (2)
  any other default occurs and is continuing with respect to designated senior indebtedness that permits holders of the designated senior indebtedness as to which such default relates to accelerate its maturity without further notice, except such notice as may be required to effect such acceleration, or the expiration of any applicable grace periods (a "non-payment default") and the applicable trustee receives a payment blockage notice with respect to such default from a representative of holders of such designated senior indebtedness.

        Payments on the senior subordinated debt securities or the subordinated debt securities, as the case may be, including any missed payments, may and shall be resumed:

  (1)
  in the case of a payment default, upon the date on which such default is cured or waived or shall have ceased to exist or such designated senior indebtedness shall have been discharged or paid in full in cash or cash equivalents and all outstanding letter of credit obligations shall have been fully cash collateralized; and

  (2)
  in case of a nonpayment default, the earlier of:

  •
  the date on which such nonpayment default is cured or waived,

  •
  179 days after the date on which the applicable payment blockage notice is received (each such period, the "payment blockage period") or

  •
  the date such payment blockage period shall be terminated by written notice to the applicable trustee from the requisite holders of such designated senior indebtedness necessary to terminate such period or from their representative.

        No new payment blockage period may be commenced until 365 days have elapsed since the effectiveness of the immediately preceding payment blockage notice. However, if any payment blockage notice within such 365-day period is given by or on behalf of any holders of designated senior indebtedness, other than the agent under our bank credit facilities, the agent under our bank credit facilities may give another payment blockage notice within such period. In no event, however, may the total number of days during which any payment blockage period or periods is in effect exceed 179 days in the aggregate during any 365 consecutive day period. No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the applicable trustee shall be, or be made, the basis for a subsequent payment blockage notice unless such default shall have been cured or waived for a period of not less than 90 days.

        If PRIMEDIA or a guarantor fails to make any payment on the senior subordinated debt securities or the subordinated debt securities when due or within any applicable grace period, whether or not on account of the payment blockage provision referred to above, such failure would constitute an event of default under the applicable indenture and would enable the holders of the senior subordinated debt securities or the subordinated debt securities to accelerate the maturity of such debt securities.

        The applicable indenture will further require that PRIMEDIA or a guarantor promptly notify holders of senior indebtedness if payment of the senior subordinated debt securities or the subordinated debt securities is accelerated because of an event of default.

        "Designated senior indebtedness" means:

  •
  senior indebtedness under our bank credit facilities (including any amendments, replacements or refinancings thereof) and our publicly issued senior notes; and

  •
  any other senior indebtedness permitted under the applicable indenture the principal amount of which is $20.0 million or more and that has been designated by PRIMEDIA as designated senior indebtedness.

        "Senior indebtedness" means:

  (1)
  the obligations under our bank credit facilities and our publicly issued senior notes; and

  (2)
  the obligations under any other indebtedness permitted to be incurred by us under the terms of the applicable indenture, unless the instrument under which such indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the senior subordinated debt securities or the subordinated debt securities, as the case may be, including, with respect to clauses (1) and (2), interest accruing subsequent to the filing of, or which would have accrued but for the filing of, a petition for bankruptcy, in accordance with and at the rate specified in the documents evidencing or governing such senior indebtedness, whether or not such interest is an allowable claim in such bankruptcy proceeding.

        Notwithstanding anything to the contrary in the foregoing, senior indebtedness will not include:

  •
  any liability for federal, state, local or other taxes owed or owing by PRIMEDIA;

  •
  any obligation of PRIMEDIA to our direct or indirect parent corporations or to any of our subsidiaries;

  •
  any accounts payable or trade liabilities, including obligations in respect of funds held for the account of third parties, arising in the ordinary course of business, including guarantees thereof or instruments evidencing such liabilities, other than obligations in respect of letters of credit under our bank credit facilities;

  •
  any indebtedness that is incurred in violation of the applicable indenture;

  •
  indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to us;

  •
  in the case of the subordinated debt securities, any indebtedness, guarantee or obligation of PRIMEDIA which is subordinate or junior to any other indebtedness, guarantee or obligation of PRIMEDIA;

  •
  indebtedness evidenced by the subordinated debt securities and, in the case of the senior subordinated debt securities, indebtedness evidenced by the senior subordinated debt securities; and

  •
  capital stock of PRIMEDIA.

        "Senior Indebtedness" of PRIMEDIA or any guarantor of the senior subordinated debt securities or the subordinated debt securities has a correlative meaning.

Conversion Rights

        The prospectus supplement will provide whether the offered debt securities will be convertible and, if so, the initial conversion price or conversion rate at which such convertible debt securities will be convertible into shares of our common or preferred stock. The holder of any convertible debt security will have the right exercisable at any time during the time period specified in the prospectus supplement, unless previously redeemed by us, to convert such debt security at the principal amount (or, if such debt security is an original issue discount security, such portion of the principal amount thereof as is specified in the terms of such debt security) into shares of our common or preferred stock at the conversion price or conversion rate set forth in the prospectus supplement, subject to adjustment. The holder of a convertible debt security may convert a portion of the debt security which is $1,000 or any integral multiple of $1,000. In the case of debt securities called for redemption, conversion rights will expire at the close of business on the date fixed for the redemption as may be specified in the prospectus supplement, except that in the case of redemption at the option of the holder, if applicable, such right will terminate upon receipt of written notice of the exercise of the option.

        In certain events, the conversion rate will be subject to adjustment as set forth in the applicable indenture. Such events may include:

  •
  the issuance of shares of any class of our capital stock as a dividend on the common stock into which the debt securities of such series are convertible;

  •
  subdivisions, combinations and reclassifications of the common or preferred stock into which debt securities of such series are convertible;

  •
  the issuance to all holders of common or preferred stock into which debt securities of such series are convertible of rights or warrants entitling the holders (for a period not exceeding 45 days) to subscribe for or purchase shares of common or preferred stock at a price per share less than the current market price per share of common or preferred stock (as defined in the indentures); and

  •
  the distribution to all holders of common or preferred stock of evidences of debt of PRIMEDIA or of assets (excluding cash dividends paid from retained earnings and dividends payable in common stock for which adjustment is made as referred to above) or subscription rights or warrants (other than those referred to above).

        No adjustment of the conversion price or conversion rate will be required unless an adjustment would require a cumulative increase or decrease of at least 1% in such price or rate. Fractional shares of common or preferred stock will not be issued upon conversion, but we will pay a cash adjustment for it. Convertible debt securities surrendered for conversion between the record date for an interest payment, if any, and the interest payment date (except convertible debt securities called for redemption on a redemption date during such period) must be accompanied by payment of an amount equal to the interest which the registered holder is to receive.

Defaults, Notice and Waiver

        The following are events of default under the indentures with respect to debt securities of any series issued thereunder:

  •
  default in the payment of interest on any debt security of that series when due continued for 30 days (whether or not such payment is prohibited by the subordination provisions, if any, of the indenture);

  •
  default in the payment of the principal of (or premium, if any on) any debt security of that series at its maturity (whether or not payment is prohibited by the subordination provisions, if any, of the indenture);

  •
  default in the deposit of any sinking fund payment, when due by the terms of any debt security of that series (whether or not payment is prohibited by the subordination provisions, if any, of the indenture);

  •
  default in the performance, or breach, of any other covenant of PRIMEDIA or any of its restricted subsidiaries or any guarantor specified in the indenture or any debt security of that series (other than a default in a covenant whose performance or whose breach is elsewhere dealt with or which has been included in the indenture solely for the benefit of debt securities other than that series), continued for 90 days after written notice from the trustee or the holders of 25% or more in principal amount of the debt securities of such series outstanding;

  •
  certain events of bankruptcy, insolvency or reorganization;

  •
  any guarantee shall for any reason cease to exist or shall not be in full force and effect enforceable in accordance with its terms; and

  •
  any other event of default provided with respect to debt securities of that series.

        If an event of default with respect to debt securities of any series at the time outstanding shall occur and be continuing, the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the unpaid principal balance immediately due and payable. However, any time after a declaration of acceleration with respect to debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of outstanding debt securities of that series may, by written notice rescind and annul such acceleration under certain circumstances. For information as to waiver of defaults, see "Modification and Waiver" below.

        Reference is made to the prospectus supplement relating to any series of offered debt securities which are original issue discount securities for the particular provision relating to acceleration of the maturity of a portion of the principal amount of such original issue discount securities upon the occurrence of an event of default and the continuation thereof.

        We must file annually with the trustee in respect of each indenture an officers' certificate stating whether or not we are in default in the performance and observance of any of the terms, provisions and conditions of the respective indenture and, if so, specifying the nature and status of the default.

        Each indenture provides that the trustee, within 90 days after the occurrence of a default, will give by mail to all holders of debt securities of any series notice of all defaults with respect to such series known to it, unless such default has been cured or waived; but, in the case of a default in the payment of the principal of (or premium, if any) or interest on any debt security of such series or in the payment of any sinking fund or similar obligation installment with respect to debt securities of such series, the trustee shall be protected in withholding such notice if the board of directors or such committee of directors as designated in such indenture or responsible officer of the trustee in good faith determines that the withholding of such notice is in the interest of such holders.

        Each indenture contains a provision entitling the trustee to be indemnified by holders of debt securities before proceeding to exercise any right or power under such indenture at the request of any such holders. Each indenture provides that the holders of a majority in principal amount of the then outstanding debt securities of any series may, subject to certain exceptions, direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee regarding the debt securities of such series. The right of a holder to institute a proceeding with respect to each indenture is subject to certain conditions precedent including notice and indemnity to the trustee, but the holder has an absolute right to receipt of principal and interest when due and to institute suit for payment of principal and interest.

Covenants

  Consolidation, Merger and Sale of Assets

        Unless otherwise indicated in the prospectus supplement relating to offered debt securities, we, without the consent of any holder of outstanding debt securities, may consolidate with or merge into any other corporation, or convey, transfer or lease its properties and assets substantially as an entirety to, any person, provided that the corporation formed by such consolidation or into which we are merged or the person which acquires by conveyance or transfer or which leases our properties and assets, substantially as an entirety is a corporation organized under the laws of any United States jurisdiction and expressly assumes our obligations on the debt securities and under the indenture, that after giving effect to the transaction, no event of default shall have happened and be continuing, and that certain other conditions are met.

  Other Covenants

        The prospectus supplement relating to offered debt securities will describe any other material covenants in respect of a series of debt securities. Unless otherwise indicated in the applicable prospectus supplement, any covenants applicable to the debt securities will be binding on us and our restricted subsidiaries. Other than the covenant included in the indentures described under "Consolidation, Merger and Sale of Assets" above or any covenant described in the applicable prospectus supplement, the debt securities will not have the benefit of any covenants that limit or restrict our business or operations or the incurrence of additional indebtedness by us or any guarantor, and there are no covenants or other provisions in the indenture providing for a put or increased interest or otherwise that would afford holders of debt securities additional protection in the event of a recapitalization transaction, a change of control transaction or a highly leveraged transaction.

Modification and Waiver

        Modification and amendments of the indentures may be made by PRIMEDIA, if applicable, any guarantor, and the trustee with the consent of the holders of a majority in principal amount of the then outstanding debt securities of each series affected provided, that no modification or amendment may, without the consent of the holder of each outstanding debt security affected:

  •
  change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

  •
  reduce the principal amount of, or any premium or interest, on any debt security;

  •
  reduce the amount of principal of an original issue discount security payable upon acceleration of the maturity thereof;

  •
  adversely affect any right of repayment at the option of the holder of any security, or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation of the holder or modify the payment terms of any sinking fund or similar obligation;

  •
  impair the right to commence suit for the enforcement of any payment on or after the stated maturity thereof with respect to any debt security; or

  •
  reduce the percentage in principal amount of outstanding debt securities of any series, the consent of the holders of which is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults.

        Without the consent of any holder of outstanding debt securities, PRIMEDIA, any guarantor, and the trustee may amend or supplement the indentures and each series of debt securities to evidence the succession of another corporation to PRIMEDIA or a guarantor and the assumption of such successor to the obligations thereof, to establish the form or terms of any series of debt securities, to cure any ambiguity or inconsistency or to provide for debt securities in bearer form in addition to or in place of registered debt securities or to make any other provisions that do not adversely affect the rights of any holder of outstanding debt securities, including adding guarantees.

        The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of (or premium, if any) or interest on any debt security of that series or in respect of a provision which under such indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of that series.

Satisfaction and Discharge of Indenture; Defeasance

        The applicable indenture with respect to the debt securities of any series may be discharged, subject to the terms and conditions as specified in the applicable prospectus supplement when:

  •
  all debt securities, with the exceptions provided for in the applicable indenture, of that series have been delivered to the trustee for cancellation;

  •
  all debt securities of that series not theretofore delivered to the trustee for cancellation:

  •
  have become due and payable;

  •
  will become due and payable at their stated maturity within one year; or

  •
  are to be called for redemption within one year; or

  •
  certain events or conditions occur as specified in the applicable prospectus supplement.

        Unless otherwise specified in the prospectus supplement, we can terminate all of our obligations under the indenture with respect to the debt securities of any series, other than the obligation to pay interest on, premium, if any, and the principal of the debt securities of such series and certain other obligations, known as "covenant defeasance", at any time by:

  •
  depositing money or U.S. government obligations with the trustee in an amount sufficient to pay the principal of and interest on the debt securities of such series to their maturity; and

  •
  complying with certain other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders of debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance.

        In addition, unless otherwise specified in the prospectus supplement, we can terminate all of our obligations under the indenture with respect to the debt securities of any series, including the obligation to pay interest on, premium, if any, and the principal of the debt securities of such series, known as "legal defeasance", at any time by:

  •
  depositing money or U.S. government obligations with the trustee in an amount sufficient to pay the principal of and interest on the debt securities of such series to their maturity, and

  •
  complying with certain other conditions, including delivery to the trustee of an opinion of counsel stating that there has been a change in the federal tax law since the date of the indenture to the effect that holders of debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance or the delivery to the trustee of a ruling or other formal statement or action by the Internal Revenue Service to the same effect.

Guarantees

        Unless otherwise set forth in the applicable prospectus supplement, the debt securities will not be guaranteed. If any debt securities are guaranteed, payment of the principal of, premium, if any, and interest on such securities will be fully and unconditionally guaranteed, jointly and severally, by one or more of our domestic wholly owned subsidiaries, other than subsidiaries that engage only in business of financing accounts receivable or that may be designated as unrestricted under the applicable indenture, subject to the terms of our previously existing indebtedness. The guarantees will be made on a senior, senior subordinated or subordinated basis corresponding to the relative ranking of the underlying debt securities.

        The obligations of each guarantor under its guarantee will be limited so as not to constitute a fraudulent conveyance under applicable U.S. Federal or state laws. Each guarantor that makes a payment or distribution under its guarantee will be entitled to a contribution from any other guarantor in a pro rata amount based on the net assets of each guarantor determined in accordance with generally accepted accounting principles.

        A guarantee issued by any guarantor will be automatically and unconditionally released and discharged upon any sale, exchange or transfer to any person that is not one of our affiliates of all of our capital stock in, or all or substantially all the assets of, such guarantor.

Trustee

        The Bank of New York serves as trustee under each indenture. The trustee may perform certain services for and transact other banking business with PRIMEDIA or, if applicable, any guarantor from time to time in the ordinary course of business.

DESCRIPTION OF CAPITAL STOCK

General

        As of March 31, 2004, we had 400,000,000 shares of authorized capital stock. Those shares consisted of:

  •
  350,000,000 shares of common stock, of which 260,237,709 shares were outstanding as of March 31, 2004; and

  •
  50,000,000 shares of preferred stock, of which:

  •
  2,000,000 shares were designated Series D exchangeable preferred stock, 1,674,867 shares of which were outstanding as of March 31, 2004;

  •
  1,250,000 shares were designated Series F exchangeable preferred stock, 953,328 shares of which were outstanding as of March 31, 2004;

  •
  2,500,000 shares were designated Series H exchangeable preferred stock, 2,117,391 shares of which were outstanding as of March 31, 2004; and

  •
  2,000,000 shares (plus additional shares to be paid as dividends in-kind on the initially issued shares) were designated Series J convertible preferred stock, 1,360,315 of which were outstanding as of March 31, 2004, including shares paid to holders of Series J convertible preferred shares as dividends in 2001, 2002, 2003 and 2004.

Common Stock

  Dividends

        The owners of our common stock may receive dividends when declared by the board of directors out of funds legally available for the payment of dividends. We have no present intention of declaring and paying cash dividends on the common stock at any time in the foreseeable future. The terms of our credit agreements, indentures and series of preferred stock limit our ability to declare and pay cash dividends on the common stock. Please see "Risk Factors—Our debt instruments limit our business flexibility by imposing operating and financial restrictions on our operations."

  Voting Rights

        Each share of common stock is entitled to one vote in the election of directors and all other matters submitted to stockholder vote. There are no cumulative voting rights.

  Liquidation Rights

        If we liquidate, dissolve or wind-up our business, whether voluntarily or not, our common stockholders will share equally in the distribution of all assets remaining after payment to creditors and preferred stockholders.

  Preemptive Rights

        The common stock has no preemptive or similar rights.

  Listing

        Our common stock is listed on the New York Stock Exchange under the symbol "PRM."

  Anti-Takeover Provisions

        We are subject to the provisions of Delaware law described below regarding business combinations with interested stockholders.

        Section 203 of the Delaware General Corporation Law applies to a broad range of business combinations between a Delaware corporation and an interested stockholder. The Delaware law definition of business combination includes mergers, sales of assets, issuances of voting stock and certain other transactions. An interested stockholder is defined as any person who owns, directly or indirectly, 15% or more of the outstanding voting stock of a corporation.

        Section 203 prohibits a corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder, unless:

  •
  the board of directors approved the business combination before the stockholder became an interested stockholder, or the board of directors approved the transaction that resulted in the stockholder becoming an interested stockholder;

  •
  upon completion of the transaction which resulted in the stockholder becoming an interested stockholder, such stockholder owned at least 85% of the voting stock outstanding when the transaction began other than shares held by directors who are also officers and other than shares held by certain employee stock plans; or

  •
  the board of directors approved the business combination after the stockholder became an interested stockholder and the business combination was approved at a meeting by at least two-thirds of the outstanding voting stock not owned by such stockholder.

        These limitations on business combinations with interested stockholders do not apply to a corporation that does not have a class of stock listed on a national securities exchange, authorized for quotation on an interdealer quotation system of a registered national securities association or held of record by more than 2,000 stockholders.

Preferred Stock

        Authorized shares of our preferred stock may be issued at the discretion of our board of directors without any further action by the shareholders, except as required by applicable law or regulation. Our board of directors is authorized, from time to time, to divide the preferred stock into classes or series, to designate each class or series and to determine for each class or series its respective rights and preferences, including, without limitation, any of the following:

  •
  the rate of dividends and whether dividends will be cumulative or have a preference over the common stock in right of payment;

  •
  the terms and conditions upon which shares may be redeemed and the redemption price;

  •
  sinking fund provisions for the redemption of shares;

  •
  the amount payable in respect of each share upon a voluntary or involuntary liquidation of us;

  •
  the terms and conditions upon which shares may be converted into other securities of ours, including common stock;

  •
  limitations and restrictions on payment of dividends or other distributions on, or redemptions of, other classes of our capital stock junior to that series, including the common stock;

  •
  conditions and restrictions on the incurrence of certain indebtedness or issuance of other senior classes of capital stock;

  •
  the terms on which shares may be redeemed, if any; and

  •
  voting rights.

        Any series or class of preferred stock could, as determined by our board of directors at the time of issuance, rank senior to our common stock with respect to dividends, voting rights, redemption and liquidation rights. The preferred stock authorized is of the type commonly known as blank-check preferred stock.

        The prospectus supplement and certificate of designations relating to the new series will specify whether the series of preferred stock will be issued separately, as part of warrant units or upon exercise of warrants.

        We currently have outstanding four series of preferred stock.

  Ranking

        Each new series of preferred stock will rank equally with each other series of preferred stock and prior to our common stock regarding the distribution of dividends or disposition of other assets, unless otherwise specified in the applicable prospectus supplement.

  Dividends

        Holders of each new series of preferred stock will be entitled to receive cash dividends, if declared by the board of directors out of funds legally available for cash dividends or dividends in additional shares of preferred stock as set forth in the applicable prospectus supplement. For each series, we will specify in the applicable prospectus supplement:

  •
  the dividend rates;

  •
  whether the rates will be fixed or variable or both;

  •
  whether dividends are payable in additional preferred stock or cash;

  •
  the dates of distribution of the dividends; and

  •
  whether the dividends on any series of preferred stock will be cumulative or non-cumulative.

        We will pay dividends to holders of record of preferred stock as they appear on our records, on the record dates fixed by the board of directors.

        We cannot declare or pay full dividends on funds set apart for the payment of dividends on any series of preferred stock unless dividends have been paid or set apart for payment on a proportionate basis with other equity securities which rank equally with the preferred stock regarding the distribution of dividends. If we do not pay full dividends on all equity securities which rank equally, then each series of preferred stock will share dividends in proportion with our other equity securities that rank equally with that series.

  Conversion and Exchange

        The prospectus supplement for any new series of preferred stock will state the terms and other provisions, if any, on which shares of the new series of preferred stock are convertible into shares of our common stock or debt securities or exchangeable for securities of a third party.

  Redemption

        We will specify in the prospectus supplement applicable to each new series of preferred stock:

  •
  whether it will be redeemable at any time, in whole or in part, at our option or the holder of the preferred stock;

  •
  whether it will be subject to mandatory redemption pursuant to a sinking fund or on other terms; and

  •
  the redemption prices.

        In the event that preferred stock is partially redeemed, the shares to be redeemed will be determined by lot, on a proportionate basis or any other method determined to be equitable by the board of directors.

        Dividends will cease to accrue on shares of preferred stock called for redemption, and all rights of holders of redeemed shares will terminate, on and after a redemption date, except for the right to receive the redemption price, unless we default in the payment of the redemption price.

  Liquidation Preference

        Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of each series of preferred stock will be entitled to receive:

  •
  distributions upon liquidation in the amount set forth in the applicable prospectus supplement; plus

  •
  any accrued and unpaid dividends.

        These payments will be made to holders of preferred stock out of our assets available for distribution to shareholders before any distribution is made on any securities ranking junior to the preferred stock regarding liquidation rights.

        In the event that holders of preferred stock are not paid in full upon a liquidation, dissolution or winding up, then these holders will share, on a proportionate basis, any future distribution of our assets with holders of our other securities that rank equally with them.

        After payment of the full amount of the liquidation preference to which they are entitled, the holders of each series of preferred stock will not be entitled to any further participation in any distribution of our assets.

  Voting Rights

        The holders of shares of preferred stock will have no voting rights except as indicated in the certificate of designations relating to the series, the applicable prospectus supplement or as required by applicable law.

  Transfer Agent and Registrar

        We will specify each of the transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each new series of preferred stock in the applicable prospectus supplement.

  Reservation of Common Stock

        We will reserve the full number of shares of our common stock issuable on conversion of the preferred stock out of the total of our authorized but unissued shares of common stock to permit the conversion of the preferred stock into shares of common stock.

DESCRIPTION OF WARRANTS

        We may issue warrants to purchase shares of our common stock or preferred stock or our debt securities. We may issue warrants independently of, or together with, any other securities, including as part of a warrant unit, and warrants may be attached to or separate from those securities.

        Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with a series of warrants and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The following describes the general terms and provisions of the warrants offered by this prospectus. The applicable prospectus supplement will describe any other terms of the warrant and the applicable warrant agreement.

        The applicable prospectus supplement will describe the terms of any warrants, including the following:

  •
  the title and aggregate number of the warrants;

  •
  any offering price of the warrants;

  •
  the designation and terms of any securities that are purchasable upon exercise of the warrants;

  •
  the number of shares or aggregate principal amount of the securities purchasable upon exercise of a warrant and the price of such securities;

  •
  if applicable, the designation and terms of the securities with which the warrants are issued and the number of the warrants issued with each security;

  •
  if applicable, the date from and after which the warrants and any securities issued with them will be separately transferable;

  •
  the time or period when the warrants are exercisable and the final date on which the warrants may be exercised and terms regarding any right we have to accelerate this final date;

  •
  if applicable, the minimum or maximum amount of the warrants exercisable at any one time;

  •
  any currency or currency units in which the offering price and the exercise price are payable;

  •
  any applicable anti-dilution provisions of the warrants;

  •
  any applicable redemption or call provisions; and

  •
  any additional terms of the warrants not inconsistent with the provisions of the warrant agreement.

        The applicable prospectus supplement will describe the specific terms and other provisions of any warrant units, which will consist of a warrant and another security described in this prospectus.

DESCRIPTION OF STOCK PURCHASE CONTRACTS, STOCK PURCHASE UNITS
AND PREPAID STOCK PURCHASE CONTRACTS

        We may issue stock purchase contracts representing contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of our common stock or preferred stock at a future date or dates. The price per share of our common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as a part of stock purchase units, consisting of a stock purchase contract and debt securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase the common stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice-versa. These payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts upon release to a holder of any collateral securing each holder's obligation under the original stock purchase contract.

        The prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units, and, if applicable, prepaid stock purchase contracts.

BOOK ENTRY PROCEDURES AND SETTLEMENT

        Most offered securities will be book-entry (global) securities. Upon issuance, all book-entry securities will be represented by one or more fully registered global securities, without coupons. Each global security will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), a securities depository, and will be registered in the name of DTC or a nominee of DTC. DTC will thus be the only registered holder of these securities.

        Purchasers of securities may only hold interests in book-entry securities through DTC if they are participants in the DTC system. Purchasers may also hold interests through a securities intermediary—banks, brokerage houses and other institutions that maintain securities accounts for customers that have an account with DTC or its nominee. DTC will maintain accounts showing the security holdings of its participants, and these participants will in turn maintain accounts showing the security holdings of their customers. Some of these customers may themselves be securities intermediaries holding securities for their customers. Thus, each beneficial owner of a book-entry security will hold that security indirectly through a hierarchy of intermediaries, with DTC at the "top" and the beneficial owner's own securities intermediary at the "bottom."

        The securities of each beneficial owner of a book-entry security will be evidenced solely by entries on the books of the beneficial owner's securities intermediary. The actual purchaser of the securities will generally not be entitled to have the securities represented by the global securities registered in its name and will not be considered the owner under the declaration. In most cases, a beneficial owner will also not be able to obtain a paper certificate evidencing the holder's ownership of securities. The book-entry system for holding securities eliminates the need for physical movement of certificates and is the system through which most publicly traded securities are is held in the United States. However, the laws of some jurisdictions require some purchasers of securities to take physical delivery of their securities in definitive form. These laws may impair the ability to transfer book-entry securities.

        A beneficial owner of book-entry securities represented by a global security may exchange the securities for definitive (paper) securities only if:

  •
  DTC is unwilling or unable to continue as depositary for such global security and we do not appoint a qualified replacement for DTC within 90 days;

  •
  We in our sole discretion decide to allow some or all book-entry securities to be exchangeable for definitive securities in registered form; or

  •
  In the case of debt securities, an event of default has occurred and is continuing with respect to such book-entry debt securities and, in exchange for any such securities, we decide to, or upon the request of the applicable trustee we shall, deliver new debt securities of that series in definitive registered form in the same aggregate principal amount as the global debt securities being exchanged.

        Unless we indicate otherwise, any global security that is exchangeable will be exchangeable in whole for definitive securities in registered form, with the same terms and of an equal aggregate principal amount. Definitive securities will be registered in the name or names of the person or persons specified by DTC in a written instruction to the registrar of the securities. DTC may base its written instruction upon directions that it receives from its participants.

        In this prospectus, for book-entry securities, references to actions taken by security holders will mean actions taken by DTC upon instructions from its participants, and references to payments and notices of redemption to security holders will mean payments and notices of redemption to DTC as the registered holder of the securities for distribution to participants in accordance with DTC's procedures.

        DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under section 17A of the Securities Exchange Act of 1934. The rules applicable to DTC and its participants are on file with the SEC.

        We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interest in the book-entry securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

  Clearstream and Euroclear

        Links have been established among DTC, Clearstream Banking, societe anonyme, Luxembourg ("Clearstream Banking SA") and Euroclear (two international clearing systems that perform functions similar to those that DTC performs in the U.S.), to facilitate the initial issuance of book-entry securities and cross-market transfers of book-entry securities associated with secondary market trading.

        Although DTC, Clearstream Banking SA and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform such procedures, and the procedures may be modified or discontinued at any time.

        Clearstream Banking SA and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the aggregate ownership of each of the U.S. agents of Clearstream Banking SA and Euroclear, as participants in DTC.

        When book-entry securities are to be transferred from the account of a DTC participant to the account of a Clearstream Banking SA participant or a Euroclear participant, the purchaser must send instructions to Clearstream Banking SA or Euroclear through a participant at least one business day prior to settlement. Clearstream Banking SA or Euroclear, as the case may be, will instruct its U.S. agent to receive book-entry securities against payment. After settlement, Clearstream Banking SA or Euroclear will credit its participant's account. Credit for the book-entry securities will appear on the next day (European time).

        Because settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending book-entry securities to the relevant U.S. agent acting for the benefit of Clearstream Banking SA or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant, a cross market transaction will settle no differently than a trade between two DTC participants.

        When a Clearstream Banking SA or Euroclear participant wishes to transfer book-entry securities to a DTC participant, the seller must send instructions to Clearstream Banking SA or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream Banking SA or Euroclear will instruct its U.S. agent to transfer the book-entry securities against payment. The payment will then be reflected in the account of the Clearstream Banking SA or Euroclear participant the following day, with the proceeds back-valued to the value date (which would be the preceding day, when settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), proceeds credited to the Clearstream Banking SA or Euroclear participant's account would instead be valued as of the actual settlement date.

PLAN OF DISTRIBUTION

        We may sell the debt securities, the preferred stock, the common stock, the warrants, the warrant units, the stock purchase contracts, the stock purchase units and the prepaid stock purchase contracts in any of the following ways:

  •
  to or through underwriters;

  •
  through dealers or agents;

  •
  directly to a limited number of institutional purchasers or to a single purchaser; or

  •
  through a combination of any of these methods of sale.

        The prospectus supplement for the securities we sell will describe that offering, including:

  •
  the name or names of any underwriters, managing underwriters, dealers or agents;

  •
  the purchase price and the proceeds to us from that sale;

  •
  any delayed delivery arrangements;

  •
  any underwriting discounts, commissions or agents' fees and other items constituting underwriters' or agents' compensation;

  •
  any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any additional securities exchanges on which the securities may be listed.

Underwriters

        If underwriters are used in the sale we will execute an underwriting agreement with those underwriters relating to the securities that we will offer. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase these securities will be subject to conditions. The underwriters will be obligated to purchase all of these securities if any are purchased.

        The securities subject to the underwriting agreement will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these securities for whom they may act as agent. Underwriters may sell these securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        We also may sell the securities in connection with a remarketing upon their purchase, in connection with a redemption or repayment, by a remarketing firm acting as principal for its own account or as our agent. Remarketing firms may be deemed to be underwriters in connection with the securities that they remarket.

        We may authorize underwriters to solicit offers by institutions to purchase the securities subject to the underwriting agreement from us at the public offering price stated in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. If we sell securities pursuant to these delayed delivery contracts, the prospectus supplement will state that as well as the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

        The applicable prospectus supplement will set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the securities at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

        Any underwritten offering in which members of the NASD act as underwriters will be made in compliance with NASD Conduct Rules 2710 (Corporate Financing Rule) and 2720 (Distribution of Securities of Members and Affiliates). Pursuant to such rules, underwriting compensation, as defined in the applicable NASD Conduct Rules, will not exceed 8% in connection with any such offering.

Dealers and Agents

        If dealers are utilized in the sale of offered securities, we will sell such offered securities to the dealers as principals. The dealers may then resell such offered securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement.

        We may also sell any of the securities through agents designated by us from time to time. We will name any agent involved in the offer or sale of these securities and will list commissions payable by us to these agents in the prospectus supplement. These agents will be acting on a best efforts basis to solicit purchases for the period of its appointment, unless we state otherwise in the prospectus supplement. Any such dealer or agent may be deemed an underwriter as that term is defined in the Securities Act of 1933, as amended.

Direct Sales

        We may sell any of the securities directly to purchasers. In this case, we will not engage underwriters or agents in the offer and sale of these securities.

Indemnification

        We may indemnify underwriters, dealers or agents who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act of 1933 and agree to contribute to payments which these underwriters, dealers or agents may be required to make.

No Assurance of Liquidity

        The securities offered hereby may be a new issue of securities with no established trading market. Any underwriters that purchase securities from us may make a market in these securities. The underwriters will not be obligated, however, to make such a market and may discontinue market-making at any time without notice to holders of the securities. We cannot assure you that there will be liquidity in the trading market for any securities of any series.

LEGAL MATTERS

        Certain legal matters with respect to the securities are being passed upon on our behalf by Simpson Thacher & Bartlett LLP, New York, New York. Gelfand Stein & Wasson LLP, Los Angeles, California; Day, Berry & Howard LLP, Stamford, Connecticut; and Wolf, Block, Schorr and Solis-Cohen LLP, Philadelphia, Pennsylvania, are passing on certain legal matters on our behalf relating to California, Connecticut and Pennsylvania law, respectively. Any underwriters, dealers or agents may be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

        The financial statements and the related financial statement schedules incorporated in this prospectus by reference from PRIMEDIA Inc.'s Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$1,000,000,000

Debt Securities
Preferred Stock
Common Stock
Warrants
Warrant Units
Stock Purchase Contracts
Stock Purchase Units
Prepaid Stock Purchase Contracts

P R O S P E C T U S

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The following is an itemization of all fees and expenses incurred or expected to be incurred by the registrants in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All but the SEC registration fee are estimates and remain subject to future contingencies.

SEC registration fee	$126,700.00
Legal fees and expenses	500,000.00
Accounting fees and expenses	25,000.00
Trustee's fees and expenses	25,000.00
Printing and engraving fees	40,000.00
Blue Sky fees and expenses	15,000.00
Miscellaneous expense	25,000.00
Total	$756,700.00

Item 15. Indemnification of Directors and Officers

        (a)   PRIMEDIA Inc., About, Inc., Canoe & Kayak, Inc., Channel One Communications Corp., CSK Publishing Company Inc., Films for the Humanities & Sciences, Inc., Haas Publishing Companies, Inc., Hacienda Productions, Inc., HPC Brazil, Inc., Go Lo Entertainment, Inc., Kagan World Media, Inc., Paul Kagan Associates, Inc., PRIMEDIA Business Magazines & Media Inc., Media Central IP Corp., Motor Trend Auto Shows Inc., PRIMEDIA Companies Inc., PRIMEDIA Finance Shared Services, Inc., PRIMEDIA Holdings III Inc., PRIMEDIA Information Inc., PRIMEDIA Magazines Inc., PRIMEDIA Magazine Finance Inc., PRIMEDIA Special Interest Publications Inc., PRIMEDIA Leisure Group Inc., The Virtual Flyshop, Inc. and PRIMEDIA Specialty Group Inc.

        Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") which enables a corporation in its original certificates of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for liability of directors for unlawful payment of dividends or unlawful stock purchase or redemptions pursuant to Section 174 of the DGCL or (iv) for any transaction from which a director derived an improper personal benefit.

        Reference also is made to Section 145 of the DGCL, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

        The certificates of incorporation and/or bylaws of PRIMEDIA Inc., About, Inc., Canoe & Kayak, Inc., Channel One Communications Corp. CSK Publishing Company, Inc., Films for the Humanities & Sciences, Inc., Go Lo Entertainment, Inc., Haas Publishing Companies, Inc., Hacienda Productions, Inc., HPC Brazil, Inc., Kagan World Media, Inc., Paul Kagan Associates, Inc., PRIMEDIA Business Magazines & Media Inc., Media Central IP Corp., Motor Trend Auto Shows Inc., PRIMEDIA Companies Inc., PRIMEDIA Finance Shared Services, Inc., PRIMEDIA Holdings III Inc., PRIMEDIA Information Inc., PRIMEDIA Leisure Group Inc., PRIMEDIA Magazines Inc., PRIMEDIA Magazine Finance Inc., PRIMEDIA Special Interest Publications Inc., PRIMEDIA Specialty Group Inc. and The Virtual Flyshop, Inc. provide for the mandatory indemnification of their directors and officers, and the discretionary indemnification of their employees and other agents, to the maximum extent permitted by the DGCL.

        As permitted by sections 102 and 145 of the DGCL, the certificate of incorporation of PRIMEDIA Inc., About, Inc., Canoe & Kayak, Inc., Channel One Communications Corp., CSK Publishing Company, Inc., Films for the Humanities & Sciences, Go Lo Entertainment, Inc., Haas Publishing Companies, Inc., Hacienda Productions, Inc., HPC Brazil, Inc., Kagan World Media, Inc., Paul Kagan Associates, Inc., PRIMEDIA Business Magazines & Media Inc., Media Central IP Corp., Motor Trend Auto Shows Inc., PRIMEDIA Companies Inc., PRIMEDIA Finance Shared Services, Inc., PRIMEDIA Holdings III Inc., PRIMEDIA Information Inc., PRIMEDIA Magazines Inc., PRIMEDIA Magazine Finance Inc., PRIMEDIA Special Interest Publications Inc., PRIMEDIA Leisure Group Inc., PRIMEDIA Specialty Group Inc. and The Virtual Flyshop, Inc. eliminate a director's personal liability for monetary damages to the company and its stockholders arising from a breach of a director's fiduciary duty, other than for a breach of a director's duty of loyalty or for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, and except as otherwise provided under the DGCL.

        (b)   Cover Concepts Marketing Services, LLC and PRIMEDIA Workplace Learning LLC

        Cover Concepts Marketing Services, LLC and PRIMEDIA Workplace Learning LLC (the "Companies") are permitted by section 18-108 of the Delaware Limited Liability Company Act, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employee or agent of the Company. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any agreement, vote of members or disinterested directors or otherwise.

        The limited liability company agreements of each company permit indemnification by the Company for any loss, damage, cost or expense by reason of any act or omission performed or omitted by a manager on behalf of the Company and in a manner believed to be within the scope of his or her authority, subject to certain exceptions.

        (c)   PRIMEDIA Workplace Learning LP

        PRIMEDIA Workplace Learning LP is permitted by section 17-108 of the Delaware Revised Uniform Limited Partnership Act to indemnify and hold harmless any partner or other person from and against any and all claims whatsoever. At the current time the Limited Partnership Agreement of PRIMEDIA Workplace Learning LP contains no additional provisions relating to indemnification.

        (d)   PRIMEDIA Enthusiast Publications, Inc.

        Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law of 1988 (the "PBCL" or "Pennsylvania Law") contains provisions for mandatory and discretionary indemnification of a corporation's directors, officers, employees and agents, and related matters, which are summarized below.

        Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors, officers and other parties under certain prescribed circumstances against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party or threatened to be made a party by reason of his being a representative of the corporation or serving at the request of the corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

        Section 1742 provides for indemnification with respect to derivative actions similar to that provided by Section 1741. However, indemnification is not provided under Section 1742 in respect of any claim, issue or matter as to which a party has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the party is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

        Section 1743 provides that indemnification against expenses is mandatory to the extent that a party has been successful on the merits or otherwise in defense of any such action or proceeding referred to in Section 1741 or 1742.

        Section 1744 provides that unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation as authorized in the specific case upon a determination that indemnification of a party is proper because the party met the applicable standard of conduct, and such determination will be made by (i) the board of directors by a majority vote of a quorum of directors not parties to the action or proceeding; (ii) if a quorum is not obtainable or if obtainable and a majority of disinterested directors so directs, by independent legal counsel in a written opinion; or (iii) by the shareholders.

        Section 1745 provides that expenses incurred by a parties in defending any action or proceeding referred to in Subchapter D of Chapter 17 of the PBCL may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the party to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

        Section 1746 provides generally that except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter D of Chapter 17 of the PBCL shall not be deemed exclusive of any other rights to which a Representative seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office.

        The by-laws of PRIMEDIA Enthusiast Publications, Inc. provide that, to the fullest extent permitted by the PBCL, as amended from time to time, will indemnify any and current or former directors or officers, and may indemnify any current or former employee or agents, from and against any and all of the expenses, liabilities, or other matters referred to in the PBCL.

        (e)   IntelliChoice, Inc., Kagan Media Appraisals, Inc., Kagan Seminars, Inc. and McMullen Argus Publishing, Inc.

        Section 317 of the California General Corporations Law ("CGCL") authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers who are parties or are threatened to be made parties to any proceeding (with certain exceptions) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation. Section 317 of the CGCL does not extend to acts or omissions of a director in his capacity as an officer. Further, section 317 has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to its shareholders for any violation of a director's fiduciary duty to the corporation or its shareholders.

        Section 204 of the CGCL provides that the limitation on liability in section 317 has no effect on a director's liability (a) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (b) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (c) for any transaction from which a director derived an improper personal benefit, (d) for acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the corporation or its shareholders, (e) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, (f) under Section 310 of the law (concerning contracts or transactions between the corporation and a director), or (g) under Section 316 of the law (directors' liability for improper dividends, loans and guarantees).

        The certificates of incorporation and/or bylaws of Kagan Media Appraisals, Inc., Kagan Seminars, Inc., IntelliChoice, Inc. and McMullen Argus Publishing, Inc. provide for the mandatory indemnification of their directors and officers, and the discretionary indemnification of their employees and other agents, to the maximum extent permitted by the CGCL.

        (f)    Simba Information, Inc.

        Section 33-771 of the Connecticut Stock Corporation Act ("CSCA") authorizes a corporation to indemnify a director who is sued in his official capacity as long as (1) he conducted himself in good faith and (2) he reasonably believed that his official conduct was in the best interests of the corporation or that his conduct was not opposed to the best interests of the corporation. Indemnification is also available in the case of a criminal proceeding if the director had no reasonable cause to believe that his conduct was unlawful. Section 33-772 mandates that a corporation indemnify against reasonable expenses incurred by a director who is wholly successful, on the merits or otherwise, in defense of any proceeding to which he was a party because of his position as a director of the corporation. Section 33-779 of the CSCA limits the provision of indemnification solely to the conditions as specified by the CSCA.

        Section 33-778 of the CSCA provides that a corporation may obligate itself in advance to provide indemnification according to the requirements of Section 33-771 by a provision in its certificate of incorporation or by-laws or in a resolution approved by the board of directors or shareholders. Simba Information, Inc. contains such a provision in Article V of its by-laws, which states that the corporation will be bound and comply with the provisions of the CSCA pertaining to indemnification of corporate shareholders, officers, directors, employees, agents, and other eligible parties.

Item 16. Exhibits and Financial Statement Schedules.

        (a) Exhibits

*1.1	Form of Underwriting Agreement.
***4.1	Form of Specimen Certificate for Registrant's Common Stock.
*4.2	Form of Specimen Certificate for Registrant's Preferred Stock and Form of Certificate of Designations for Preferred Stock.
**4.3	Form of Senior Indenture between PRIMEDIA Inc. and The Bank of New York, as senior trustee.
**4.4	Form of Senior Subordinated Indenture between PRIMEDIA Inc. and The Bank of New York, as senior subordinated trustee.
**4.5	Form of Subordinated Indenture between PRIMEDIA Inc. and The Bank of New York, as subordinated trustee.
*4.6	Form of Senior Note.
*4.7	Form of Senior Subordinated Note.
*4.8	Form of Subordinated Note.
*4.9	Form of Warrant Agreement.
*4.10	Form of Warrant Certificate.
*4.11	Form of Purchase Contract Agreement.
*4.12	Form of Stock Purchase Unit.
*4.13	Form of Warrant Unit Agreement.
*4.14	Form of Warrant Unit.
**5.1	Opinion of Simpson Thacher & Bartlett LLP as to the legality of the securities being registered.
**5.2	Opinion of Gelfand Stein & Wasson LLP.
**5.3	Opinion of Day, Berry & Howard LLP.
**5.4	Opinion of Wolf, Block, Schorr and Solis-Cohen LLP.
**12.1	Statement re Computation of Ratios.
**23.1	Consent of Simpson Thacher & Bartlett LLP (contained in Exhibit 5.1).
**23.2	Consent of Deloitte & Touche LLP.
**23.3	Consent of Gelfand Stein & Wasson LLP (contained in Exhibit 5.2).
**23.4	Consent of Day, Berry & Howard LLP (contained in Exhibit 5.3).
**23.5	Consent of Wolf, Block, Schorr and Solis-Cohen LLP (contained in Exhibit 5.4).
***24.1	Power of Attorney.
***25.1	Form T-1 Statement of Eligibility of The Bank of New York as trustee for the senior debt securities.
***25.2	Form T-1 Statement of Eligibility of The Bank of New York as trustee for the senior subordinated debt securities.
***25.3	Form T-1 Statement of Eligibility of The Bank of New York as trustee for the subordinated debt securities.

*
To be filed by a current report on Form 8-K and incorporated herein by reference.

**
Filed herein.

***
Previously filed.

Item 17. Undertakings

        The undersigned registrants hereby undertake:

          (1) To file, during any period in which offers or sales of the registered securities are being made, a post-effective amendment to this registration statement;

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in he information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low and high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) To include any material information with respect to the plan distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.

        Provided, however, That paragraphs 1(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrants have duly caused this Amendment No. 1 to Form S-3 Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 27, 2004.

PRIMEDIA INC.
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Vice Chairman, General Counsel and Secretary
ABOUT, INC.
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary
CANOE & KAYAK, INC.
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary
CHANNEL ONE COMMUNICATIONS CORP.
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary
COVER CONCEPTS MARKETING SERVICES, LLC
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary
CSK PUBLISHING COMPANY, INC.
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary

FILMS FOR THE HUMANITIES & SCIENCES, INC.
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary
GO LO ENTERTAINMENT, INC.
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary
HAAS PUBLISHING COMPANIES, INC.
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary
HACIENDA PRODUCTIONS, INC.
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary
HPC BRAZIL, INC.
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary
INTELLICHOICE, INC.
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary
KAGAN MEDIA APPRAISALS, INC.
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary

KAGAN SEMINARS, INC.
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary
KAGAN WORLD MEDIA, INC.
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary
MCMULLEN ARGUS PUBLISHING, INC.
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary
MEDIA CENTRAL IP CORP.
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary
MOTOR TREND AUTO SHOWS INC.
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary
PAUL KAGAN ASSOCIATES, INC.
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary
PRIMEDIA BUSINESS MAGAZINES & MEDIA INC.
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary

PRIMEDIA COMPANIES INC.
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary
PRIMEDIA ENTHUSIAST PUBLICATIONS, INC.
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary
PRIMEDIA FINANCE SHARED SERVICES, INC.
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary
PRIMEDIA HOLDINGS III INC.
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary
PRIMEDIA INFORMATION INC.
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary
PRIMEDIA LEISURE GROUP INC.
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary
PRIMEDIA MAGAZINES INC.
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary

PRIMEDIA MAGAZINE FINANCE INC.
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary
PRIMEDIA SPECIAL INTEREST PUBLICATIONS INC.
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary
PRIMEDIA SPECIALTY GROUP INC.
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary
PRIMEDIA WORKPLACE LEARNING LLC
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary
PRIMEDIA WORKPLACE LEARNING LP
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary
SIMBA INFORMATION, INC.
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary
THE VIRTUAL FLYSHOP, INC.
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Form S-3 Registration Statement has been signed below by the following persons in the capacities indicated on May 27, 2004.

Name	Title	Date

* (Kelly P. Conlin)	President, Chief Executive Officer and Director	May 27, 2004
* (Matthew A. Flynn)	Senior Vice President, Chief Financial Officer and Treasurer	May 27, 2004
* (Robert J. Sforzo)	Senior Vice President, Chief Accounting Officer and Controller	May 27, 2004
* (Dean B. Nelson)	Chairman of the Board and Director	May 27, 2004
* (Joseph Y. Bae)	Director	May 27, 2004
* (David Bell)	Director	May 27, 2004
* (Beverly C. Chell)	Vice Chairman, Secretary and Director	May 27, 2004
* (Timothy D. Dattels)	Director	May 27, 2004
* (Meyer Feldberg)	Director	May 27, 2004
* (Perry Golkin)	Director	May 27, 2004
* (H. John Greeniaus)	Director	May 27, 2004

* (Henry R. Kravis)	Director	May 27, 2004
* (George R. Roberts)	Director	May 27, 2004
*By:	/s/ BEVERLY C. CHELL Beverly C. Chell Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
*1.1	Form of Underwriting Agreement.
***4.1	Form of Specimen Certificate for Registrant's Common Stock.
*4.2	Form of Specimen Certificate for Registrant's Preferred Stock and Form of Certificate of Designations for Preferred Stock.
**4.3	Form of Senior Indenture between PRIMEDIA Inc. and The Bank of New York, as senior trustee.
**4.4	Form of Senior Subordinated Indenture between PRIMEDIA Inc. and The Bank of New York, as senior subordinated trustee.
**4.5	Form of Subordinated Indenture between PRIMEDIA Inc. and The Bank of New York, as subordinated trustee.
*4.6	Form of Senior Note.
*4.7	Form of Senior Subordinated Note.
*4.8	Form of Subordinated Note.
*4.9	Form of Warrant Agreement.
*4.10	Form of Warrant Certificate.
*4.11	Form of Purchase Contract Agreement.
*4.12	Form of Stock Purchase Unit.
*4.13	Form of Warrant Unit Agreement.
*4.14	Form of Warrant Unit.
**5.1	Opinion of Simpson Thacher & Bartlett LLP as to the legality of the securities being registered.
**5.2	Opinion of Gelfand Stein & Wasson LLP.
**5.3	Opinion of Day, Berry & Howard LLP.
**5.4	Opinion of Wolf, Block, Schorr and Solis-Cohen LLP.
**12.1	Statement re Computation of Ratios.
**23.1	Consent of Simpson Thacher & Bartlett LLP (contained in Exhibit 5.1).
**23.2	Consent of Deloitte & Touche LLP.
**23.3	Consent of Gelfand Stein & Wasson LLP (contained in Exhibit 5.2).
**23.4	Consent of Day, Berry & Howard LLP (contained in Exhibit 5.3).
**23.5	Consent of Wolf, Block, Schorr and Solis-Cohen LLP (contained in Exhibit 5.4).
***24.1	Power of Attorney.
***25.1	Form T-1 Statement of Eligibility of The Bank of New York as trustee for the senior debt securities.
***25.2	Form T-1 Statement of Eligibility of The Bank of New York as trustee for the senior subordinated debt securities.
***25.3	Form T-1 Statement of Eligibility of The Bank of New York as trustee for the subordinated debt securities.

*
To be filed by a current report on Form 8-K and incorporated herein by reference.

**
Filed herein.

***
Previously filed.

QuickLinks

TABLE OF CONTENTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
SUMMARY
The Securities We May Offer
Debt Securities
Preferred Stock
Common Stock
Warrants and Warrant Units
Stock Purchase Contracts, Stock Purchase Units and Prepaid Stock Purchase Contracts
Recent Developments
RISK FACTORS
Risk Factors Relating to Our Business
Risk Factors Relating to the Securities
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DEFICIENCY OF EARNINGS TO FIXED CHARGES (in thousands)
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF WARRANTS
DESCRIPTION OF STOCK PURCHASE CONTRACTS, STOCK PURCHASE UNITS AND PREPAID STOCK PURCHASE CONTRACTS
BOOK ENTRY PROCEDURES AND SETTLEMENT
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX